Registration No. 33-77958
                                                                 Rule 424(b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MAY 25, 1994

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
          Series 1994H, Class A-1, A-2, A-3, M, A-4 and A-5 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

       _________________________________________________________________

     On June 1, 1994, the Senior/Subordinate Pass-Through Certificates, Series 1994H, Class A-1, A-2, A-3, M, A-4 and A-5 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $243,554,000. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of May 1, 1994 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on pages S-50 and S-51 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                   ---------------------------  ---------------------------  ------------------------
                                    Number of                   Number of                   Number of
                                    PrimeFirst    Principal     PrimeFirst    Principal     PrimeFirst    Principal
                                      Loans         Amount        Loans         Amount        Loans         Amount
                                    ----------    ---------     ----------    ---------     ----------    ---------
PrimeFirst Loans
  Outstanding...................      11,223     $ 4,526,896      11,263     $ 4,408,862      14,159     $ 5,302,950
Delinquency Period
  30-59 Days....................         199     $    76,666         184     $    77,751         183     $    66,254
  60-89 Days....................          38          15,834          26           9,815          26          18,544
  90 Days or More*..............          15           8,300          34          23,664          24          18,072
                                    ----------   -----------    ----------   -----------    ----------   -----------
     Total Delinquency..........         252     $   100,800         244     $   111,230         233     $   102,870
                                    ==========   ===========    ==========   ===========    ==========   ===========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       2.25%           2.23%       2.17%           2.52%       1.65%           1.94%

Loans in Foreclosure............          36     $    33,135          47     $    43,681          39     $    47,396

Loans in foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.32%           0.73%       0.42%           0.99%       0.28%           0.89%

_______________
* Does not include loans subject to bankruptcy proceedings.

                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997
                                                       -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................         $4,467,879            $4,855,906           $4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................             11,243                12,711               12,607

Gross Charge-offs.................................         $    5,578            $    4,030            $   5,363
Recoveries........................................         $       16            $        2            $      99
                                                           ----------            ----------            ---------
Net Charge-offs...................................         $    5,562            $    4,028            $   5,264
                                                           ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................              0.12%                 0.08%                0.11%

     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances for Loan Group 1," "Margins in Loan Group 1", "Range of Cut-Off Principal Balances for Loan Group 2" and "Cut-Off Date Principal Balances for Loan Group 3" under the heading "The Mortgage Pool" on pages S-32, S-35, S-39 and S-43, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:

         Range of Principal Balances for Loan Group 1 as of December 31, 1999

                                Number of                               % of Loan Group I
Range of Principal Balances   Mortgage Loans   Principal Balance      by Principal Balance
----------------------------------------------------------------------------------------
$0-49,999.99                       3            $     86,077.38             0.11%
$50,000-54,999.99                  2                 101,006.33             0.13%
$60,000-74,999.99                  1                  65,847.85             0.08%
$75,000-99,999.99                  2                 177,359.44             0.22%
$100,000-149,999.99               13               1,702,605.23             2.14%
$150,000-199,999.99               26               4,696,271.87             5.90%
$200,000-249,999.99               19               4,194,784.99             5.27%
$250,000-299,999.99               17               4,847,613.97             6.09%
$300,000-349,999.99               13               4,201,473.10             5.28%
$350,000-399,999.99               11               4,073,543.54             5.12%
$400,000-449,999.99                3               1,253,720.74             1.57%
$450,000-499,999.99                3               1,428,999.90             1.80%
$500,000-549,999.99                5               2,644,827.71             3.32%
$550,000-599,999.99                2               1,158,546.00             1.46%
$600,000-649,999.99                2               1,286,529.33             1.62%
$650,000-699,999.99                3               2,026,727.86             2.55%
$700,000-749,999.99                5               3,681,591.45             4.62%
$750,000-799,999.99                1                 790,000.00             0.99%
$800,000-849,999.99                2               1,638,000.00             2.06%
$850,000-899,999.99                4               3,480,664.49             4.37%
$900,000-949,999.99                3               2,723,548.39             3.42%
$950,000-999,999.99                1                 981,230.73             1.23%
$1,000,000-1,099,999.99            4               4,098,413.05             5.15%
$1,100,000-1,199,999.99            2               2,308,728.17             2.90%
$1,200,000-1,299,999.99            4               5,196,589.95             6.53%
$1,700,000-1,799,999.99            1               1,750,000.00             2.20%
$1,800,000-1,899,999.99            1               1,825,000.00             2.29%
$1,900,000-1,999,999.99            1               1,999,687.50             2.51%
$2,000,000-2,099,999.99            2               4,064,498.52             5.11%
$2,200,000-2,299,999.99            2               4,522,956.56             5.68%
$2,600,000-2,699,999.99            1               2,600,000.00             3.27%
$3,000,000 or Higher               1               3,998,125.00             5.02%
                            -----------------------------------------------------
               TOTALS             160           $ 79,604,969.05           100.00%
                            =====================================================

                Margins in Loan Group 1 as of December 31, 1999

              Number of                             % of Loan Group 1
Margin(1)   Mortgage Loans   Principal Balance     by Principal Balance
-----------------------------------------------------------------------
    1.5          20          $  31,687,554.78             39.81%
  1.625          20             14,614,302.84             18.36%
   1.75          38             15,891,729.70             19.96%
  1.875           1                749,804.69              0.94%
      2          32              6,972,469.66              8.76%
   2.25          20              2,944,114.67              3.70%
    2.5           4                663,574.00              0.83%
   -0.5           1                520,000.00              0.65%
  -0.25           1                300,000.00              0.38%
      0           4              1,417,070.54              1.78%
  0.125           1                535,604.62              0.67%
   0.25           8              1,894,093.80              2.38%
    0.5           8              1,051,100.29              1.32%
      2           1                205,000.00              0.26%
   2.25           1                158,549.46              0.20%
              --------------------------------------------------
     TOTALS     160          $  79,604,969.05            100.00%
              ==================================================
_______________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 1.125% but less than or equal to 2.500% in which case it is added to the applicable Six-Month LIBOR Index. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.

     Range of Principal Balances for Loan Group 2 as of December 31, 1999

                                Number of                            % of Loan Group 2 by
Range of Principal Balances   Mortgage Loans   Principal Balance     Principal Balance
-----------------------------------------------------------------------------------------
$0-49,999.99                        5            $   216,644.36            2.44%
$50,000-54,999.99                   1                 52,154.69            0.59%
$55,000-59,999.99                   1                 56,071.14            0.63%
$60,000-74,999.99                   6                412,714.64            4.65%
$75,000-99,999.99                   5                435,738.65            4.90%
$100,000-149,999.99                 4                523,176.39            5.89%
$150,000-199,999.99                 2                368,231.12            4.14%
$200,000-249,999.99                 8              1,796,428.88           20.22%
$250,000-299,999.99                 2                522,566.07            5.88%
$300,000-349,999.99                 3              1,008,502.26           11.35%
$350,000-399,999.99                 2                745,649.92            8.39%
$550,000-599,999.99                 1                593,083.24            6.68%
$750,000-799,999.99                 1                789,248.21            8.88%
$1,300,000-1,399,999.99             1              1,363,977.94           15.35%
                                ------------------------------------------------
               TOTALS              42            $ 8,884,187.51          100.00%
                                ================================================

         Principal Balances for Loan Group 3 as of December 31, 1999

                              Number of Mortgage                        % of Loan Group 3
Range of Principal Balances         Loans          Principal Balance   by Principal Balance
-------------------------------------------------------------------------------------------
$0-49,999.99                          1            $    14,882.92             0.24%
$55,000-59,999.99                     1                 57,556.84             0.93%
$60,000-74,999.99                     1                 69,238.69             1.11%
$75,000-99,999.99                     2                185,899.77             2.99%
$100,000-149,999.99                   5                621,381.40            10.00%
$150,000-199,999.99                   6              1,047,678.44            16.86%
$200,000-249,999.99                   9              1,944,866.56            31.29%
$250,000-299,999.99                   2                568,117.62             9.14%
$300,000-349,999.99                   2                655,542.44            10.55%
$450,000-499,999.99                   1                490,650.59             7.89%
$550,000-599,999.99                   1                559,329.84             9.00%
                                  -------------------------------------------------
               TOTALS                31            $ 6,215,145.11           100.00%
                                  =================================================

                             ____________________

                The date of this Supplement is March 31, 2000.